Exhibit 10.50

December 31st, 2004

PERSONAL AND CONFIDENTIAL

Mr. William Caldwell

Chief Executive Officer

Advanced Cell Technology

One Innovation Drive

Worcester, MA 01605

Dear Mr. Caldwell:

This letter agreement confirms the engagement of Price Consulting LLC (dba as “Green Mountain Finance”) by Advanced Cell Technology (together with its subsidiaries, affiliates, the “Company”) to act as a financial and strategic consultant to the Company in connection with (i) Financings defined as the raising of capital from outside investors, foundations, or state and local governments in exchange for equity or debt securities to be issued by the Company or specific research commitments by the Company in the case of a grant; (ii) Mergers and Acquisitions defined as the possible investment, acquisition or other effort by the Company to obtain a material ownership stake of a material portion of the assets or securities of one or more potential candidates; and (iii) Strategic Partnerships and Collaborations defined as the forming of agreements and alliances with industry partners to further the scientific research and business goals of the Company.

Services.  Green Mountain Finance will assist the Company in the following: (i) strategic planning for financings, mergers and acquisitions, and strategic partnerships and collaborations; (ii) executing the Company’s strategic plan in each of the three forementioned categories, including contacting potential candidates on behalf of the Company for each category and facilitating discussions between such candidates and the Company; (iii) providing financial advice and assistance in structuring and closing any potential transaction with a candidate, which may involve, to the extent requested by you and appropriate for any transaction, advice and assistance in connection with defining strategic and financial objectives, reviewing due diligence information and advising in negotiations of the terms and structure of any transaction; and (iv) furthering any and all of the Company’s scientific research and business goals.

Term and Option for Employment.  This engagement will commence on the date of this letter agreement for a term of one year or terminate 15 days from the date on which either party receives written notice from the other party of termination of this engagement for any reason.  The Company reserves and Green Mountain Finance grants an Option during the term of this agreement for the Company to concurrently cancel this agreement and enter into an employment agreement with the principal of Green Mountain Finance, Stephen

Price, on similar terms and conditions with respect to services and compensation as described in this letter agreement.  Notwithstanding the foregoing, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, indemnification and contribution, confidentiality and waiver of the right to trial by jury will survive any such termination.

Compensation.  In connection with this engagement, the Company agrees to pay Green Mountain Finance compensation including (a) a monthly retainer fee of $12,500.00 per month, payable in cash upon execution of this letter agreement and at the beginning of each subsequent month for the term of the agreement, and (b) stock compensation whereby the Company will grant stock options to Green Mountain Finance or Stephen Price (the principal of Green Mountain Finance) consisting of an initial fully-vested grant of stock options to purchase 40,000 shares of common stock of the Company at an exercise price of $0.25 per share and an additional grant of stock options to purchase 400,000 shares of common stock of the Company with an exercise price, vesting periods, and other terms similar to those of employee stock options granted to ACT employees and described in a separate stock option agreement.

The Company also agrees to periodically reimburse Green Mountain Finance promptly when invoiced for all of its reasonable out-of-pocket expenses in connection with the performance of its services hereunder.  Such expenses may include re-imbursement for health insurance, office and administrative support, and travel related expenses.  Upon termination of this letter agreement or completion of a Transaction, the Company agrees to pay promptly in cash any unreimbursed expenses that have accrued as of such date.

Indemnification.  The Company agrees to indemnify and hold harmless Green Mountain Finance and its officers and employees (each such person, including Green Mountain Finance, an “Indemnified Party”) to the extent fully permitted by law from and against any losses, claims, damages, expenses, and liabilities, joint or several (collectively, the “Damages”), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from any transaction contemplated by this letter agreement or the engagement of or performance of services by an Indemnified Party hereunder, and will reimburse each Indemnified Party for all fees and expenses (including the fees and expenses of counsel) (collectively, “Expenses”) as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the “Proceedings”) arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding; provided, that the Company will not be liable to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.  This provision will survive the modification or termination of this letter agreement.

Independent Contractor.  The Company acknowledges that in performing its services, Green Mountain Finance is acting as an independent contractor with duties owing solely to the Company.

Confidentiality.  The Company further acknowledges that any service, information or advice, provided by Green Mountain Finance to the Company in connection with this engagement is for the confidential use of the Company and may not be disclosed or referred to publicly or to any third party, without our prior written consent, which consent will not be unreasonably withheld.  Green Mountain Finance will treat confidentially any material non-public information relating to the Company provided by the Company to Green Mountain Finance during this engagement, except as (a) required in order to perform our services under this engagement, including disclosing such information to its officers, employees, agents and other representatives as necessary, (b) such information becomes publicly available other than by disclosure by Green Mountain Finance in violation of the terms hereof or (c) otherwise required by law or judicial or regulatory process.

Miscellaneous.  This letter agreement will be governed by and construed in accordance with the laws of the State of Vermont applicable to agreements made and to be fully performed therein.

Each of the Company and Green Mountain Finance hereby waives any right it may have to a trial by jury in respect of any claim brought by or on behalf of either party based upon, arising out of or in connection with this letter agreement, our engagement hereunder or the transactions contemplated hereby.

This letter agreement may not be amended or modified except in writing signed by the Company and Green Mountain Finance and may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which will constitute one and the same agreement.  All rights, liabilities and obligations hereunder will be binding upon and inure to the benefit of the Company, Green Mountain Finance, each Indemnified Party and their respective successors and assigns.

Please confirm our mutual understanding of this engagement by signing and returning to me the enclosed duplicate copy of this letter agreement.  I am pleased that you have engaged me to act as your financial and strategic consultant and am looking forward to working with you on this assignment.

Very truly yours,

Price Consulting LLC (dba Green Mountain Finance)

		By:	/s/ Stephen Price
Stephen Price
Managing Director

Agreed to and accepted as
of the above date.

Advanced Cell Technology

By:	/s/ William Caldwell
William Caldwell
Chief Executive Officer